AMENDED AND RESTATED SENIOR MANAGEMENT EMPLOYMENT AGREEMENT

AMENDED AND RESTATED SENIOR MANAGEMENT EMPLOYMENT AGREEMENT, dated as of the 11th day of March, 2008, between TARGETED GENETICS CORPORATION, a Washington corporation (the “Company”), and Barrie J. Carter (“Executive”).

RECITALS

A. Executive is currently employed by the Company or one of its Subsidiaries.

B. The Board of Directors of the Company (the “Board”) has determined that it is appropriate to reinforce the continued attention and dedication of certain members of the Company’s management, including Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change in Control of the Company, as defined in Schedule A attached hereto.

AGREEMENTS

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.  DEFINITIONS

Terms capitalized in this Agreement which are not otherwise defined shall have the meanings assigned to such terms in Schedule A attached hereto.

2.  EFFECTIVENESS; PRIOR AGREEMENT

Except with respect to Sections 6 through 9 of this Agreement which shall be effective immediately, this Agreement shall become effective immediately upon the occurrence of a Change in Control, provided that Executive is employed by the Company immediately prior to such Change in Control. This Agreement revokes and supersedes the Senior Management Employment Agreement between Executive and Company dated October 18, 1996 which shall be of no further force and effect.

3.  TERM

Unless earlier terminated as provided herein, the initial term of this Agreement shall be from the date hereof until the second anniversary date of this Agreement; provided, however, that, unless terminated as provided herein or there shall have occurred a Change in Control, on each annual anniversary date of this Agreement this Agreement shall automatically be renewed for successive two-year terms. In the event of a Change in Control, unless earlier terminated as provided herein, this Agreement shall continue in effect until the second anniversary date of the Change in Control at which time this Agreement shall expire.

4.  BENEFITS UPON CHANGE IN CONTROL

Executive shall be entitled to the following payments and benefits following a Change in Control, whether or not a Termination occurs:

(A)  SALARY AND BENEFITS. While employed by the Company or any Subsidiary, Executive shall (i) receive an annual base salary no less than the Executive’s annual base salary in effect immediately prior to the date that the Change in Control occurs, including any salary which has been earned but deferred, and an annual bonus equal to at least the average of the three annual bonuses paid to Executive in the three years prior to the Change in Control (which bonus shall vest on the last day of the applicable bonus year and be paid no later than the 15th day of the third month following the later of the end of the calendar year or the Company’s taxable year in which the bonus vests), and (ii) be entitled to participate in all employee expense reimbursement, incentive, savings and retirement plans, practices, policies and programs (including any Company plan qualified under Section 401(a) of the Code) available to other peer executives of the Company and its Subsidiaries, but in no event shall the benefits provided to Executive under this item (ii) be less favorable, in the aggregate, than the most favorable of those plans, practices, policies or programs in effect immediately prior to the date that the Change in Control occurs.

(B)  WELFARE PLAN BENEFITS. While employed by the Company or any Subsidiary, the Company shall at the Company’s expense (except for the amount, if any, of any required employee contribution which would have been necessary for Executive to contribute as an active employee under the plan or program as in effect on the date of the Change in Control) continue to cover Executive (and his or her dependents) under, or provide Executive (and his or her dependents) with insurance coverage no less favorable than, the Company’s life, disability, health, dental and any other employee welfare benefit plans or programs, as in effect on the date of the Change in Control (such benefits, the “Welfare Benefits”).

(C)  DEATH OF EXECUTIVE. In the event of Executive’s death prior to Termination, but while employed by the Company or any Subsidiary, his or her spouse, if any, or otherwise the personal representative of his or her estate shall be entitled to receive (i) Executive’s salary at the rate then in effect through the date of death, as provided under the Company’s pay policy, (ii) any Accrued Benefits for the periods of service prior to the date of death, and (iii)  payment of the applicable COBRA premiums, if any, for Executive’s dependents, provided the Company receives adequate substantiation of such COBRA coverage.

(D)  DISABILITY OF EXECUTIVE. In the event of Executive’s Disability prior to Termination, but while employed by the Company or any Subsidiary, Executive shall be entitled to receive (i) his or her salary at the rate then in effect through the date of the determination of Disability, as provided under the Company’s pay policy, (ii) any Accrued Benefits for the periods of service prior to the date of the determination of Disability, (iii) payments under the Company’s short and long term disability plans following the determination of Disability, and (iv) payment of the applicable COBRA premiums, if any, for Executive and Executive’s dependents, provided the Company receives adequate substantiation of such COBRA coverage.

(E)  CAUSE; UPON EXPIRATION OF THIS AGREEMENT; OTHER THAN FOR GOOD REASON. If, prior to Termination, Executive’s employment shall be terminated by the Company for Cause or upon expiration of this Agreement or by Executive other than for Good Reason, Executive shall be entitled to receive (i) his or her salary at the rate then in effect through the date of such termination, as provided under the Company’s pay policy, and (ii) any Accrued Benefits for the periods of service prior to the date of such termination.

(F)  WITHHOLDING. All payments under this Section 4 are subject to applicable federal and state payroll withholding or other applicable taxes.

5.  PAYMENTS AND BENEFITS UPON TERMINATION

Executive shall be entitled to the following payments and benefits following Termination:

(A)  TERMINATION PAYMENT. In recognition of past services to the Company by Executive, the Company shall make a lump sum payment in cash to Executive as severance pay equal to 1.5 times the sum of: (i) Executive’s annual base salary in effect immediately prior to the date that either a Change in Control shall occur or such date of Termination, whichever salary is higher, provided that if Executive is a part-time employee on the date of Termination then Executive’s base salary in effect immediately prior to the date of Termination shall be used in calculating the payment to which Executive may be entitled under this Section 5(a); plus (ii) a percentage of Executive’s annual base salary specified in subparagraph (i) above, which percentage is equal to the percentage bonus paid to Executive for the fiscal year ended immediately prior to the Change in Control; provided, however, that if Termination occurs prior to the determination of such percentage for a fiscal year that has ended or if Executive has not received a percentage bonus in the previous year, such percentage shall be ten percent (10%). All payments under this Section 5(a) (the “Termination Payments”) shall be paid within ten (10) business days following the date of Executive’s separation from service (within the meaning of Section 409A of the Internal Revenue Code (the “Code”)).

(B)  CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. Notwithstanding the foregoing, if all or any portion of the Termination Payments either alone or together with all other payments and benefits which Executive receives or is then entitled to receive (pursuant to this Agreement or otherwise) from the Company or any Subsidiary (all such payments and benefits, including the Termination Payments, the “Termination Benefits”), would constitute a Parachute Payment, then the Payments to Executive under Section 5(a) shall be increased (such increase, a “Gross-Up Payment”), but only to the extent necessary to ensure that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Termination Benefits. The foregoing calculations shall be made, at the Company’s expense, by the Company and Executive. If no agreement on the calculations is reached within thirty (30) business days after the date of Termination, then the accounting firm which regularly audits the financial statements of the Company (the “Auditors”) shall review the calculations. The determination of such firm shall be conclusive and binding on all parties and the expense for such accountants shall be paid by the Company. Pending such determination, the Company shall continue to make all other required payments to Executive at the time and in the manner provided herein. The Gross-Up Payment shall be made as soon as reasonably practicable and shall in no event be made later than the end of the calendar year next following the calendar year in which Executive remits the related taxes.

As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). If it is determined by the Company and Executive, or, if no agreement is reached by the Company and Executive, the Auditors, that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company, together with interest at the applicable federal rate provided for in section 7872(f)(2) of the Code. In the event that the Company and Executive, or, if no agreement is reached by the Company and Executive, the Auditors, determine that an Underpayment has occurred, such Underpayment shall promptly be paid by the Company to or for the benefit of Executive, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code. The Company and Executive shall give each other prompt written notice of any information that could reasonable result in the determination that an Overpayment or Underpayment has been made. Any Underpayment shall be made as soon as reasonably practicable and shall in no event be made later than the end of the calendar year next following the calendar year in which Executive remits the related taxes.

(C)  ACCRUED BENEFITS. The Company shall make a lump sum payment in cash to Executive in the amount of any Accrued Benefits for the periods of service prior to the date of Termination.

(D)  WELFARE PLAN BENEFITS. For a period of one year following the date of Termination, the Company shall pay a portion of  the applicable COBRA premiums, if any, for Executive and Executive’s dependents equal to the Company-paid portion of comparable active employee coverage as in effect on the date of Termination, provided the Company receives adequate substantiation of such COBRA coverage. Notwithstanding the foregoing, if Executive is provided by another employer during such one-year period with health benefits that are substantially comparable to the active employee coverage as in effect on the date of Termination (including with respect to the amount of employer premium subsidy), the Company’s obligation under this paragraph shall cease.

(E)  DEATH OF EXECUTIVE. In the event of Executive’s death subsequent to Termination and prior to receiving all benefits and payments provided for by this Section 5, such benefits shall be paid to his or her spouse, if any, or otherwise to the personal representative of his or her estate, in accordance with the payment terms described above, unless Executive has otherwise directed the Company in writing prior to his or her death.

(F)  EXCLUSIVE SOURCE OF SEVERANCE PAY. Benefits provided hereunder shall replace the amount of any severance payments to which Executive would otherwise be entitled under any severance plan or policy generally available to employees of the Company.

(G)  NONSEGREGATION. No assets of the Company need be segregated or earmarked to represent the liability for benefits payable hereunder. The rights of any person to receive benefits hereunder shall be only those of a general unsecured creditor.

(H)  WITHHOLDING. All payments under this Section 5 are subject to applicable federal and state payroll withholding or other applicable taxes.

6.  ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Seattle, Washington, in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any jurisdiction.

7.  CONFLICT IN BENEFITS

Except for the amount of any severance payments to which Executive would otherwise be entitled under any severance plan or policy generally available to employees of the Company, this Agreement is not intended to and shall not adversely affect, limit or terminate any other agreement or arrangement between Executive and the Company presently in effect or hereafter entered into, including any employee benefit plan under which Executive is entitled to benefits.

8.  TERMINATION

(A)  TERMINATION PRIOR TO A CHANGE IN CONTROL.

(i)  At any time prior to a Change in Control, the Company may terminate this Agreement upon nine (9) months’ prior written notice in the form of a Notice of Termination, and this Agreement shall terminate upon the effective date specified in such Notice of Termination; provided, however, such Notice of Termination shall have no force or effect in the event of the occurrence of a Change in Control prior to such effective date.

(ii)  At any time prior to a Change in Control, Executive may terminate this Agreement upon thirty (30) days’ prior written notice in the form of a Notice of Termination, and this Agreement shall terminate upon the effective date specified in such Notice of Termination notwithstanding the occurrence of a Change in Control prior to such effective date.

(B)  TERMINATION AFTER A CHANGE IN CONTROL. After a Change in Control, either party may terminate this Agreement upon thirty (30) days’ prior written notice in the form of a Notice of Termination.

(C)  EFFECT OF TERMINATION. Notwithstanding the termination or expiration of this Agreement, the Company shall remain liable for any rights or payments arising prior to such termination to which Executive is entitled under this Agreement.

9.  MISCELLANEOUS

(A)  AMENDMENT. This Agreement may not be amended except by written agreement between Executive and the Company.

(B)  NO MITIGATION. All payments and benefits to which Executive is entitled under this Agreement shall be made and provided without offset, deduction or mitigation on account of income Executive could or may receive from other employment or otherwise, except as provided in Section 5(d) hereof.

(C)  EMPLOYMENT NOT GUARANTEED. Nothing contained in this Agreement, and no decision as to the eligibility for benefits or the determination of the amount of any benefits hereunder, shall give Executive any right to be retained in the employ of the Company or rehired, and the right and power of the Company to dismiss or discharge any employee for any reason is specifically reserved. Except as expressly provided herein, no employee or any person claiming under or through him or her shall have any right or interest herein, or in any benefit hereunder.

(D)  LEGAL EXPENSES. In connection with any litigation, arbitration or similar proceeding, whether or not instituted by the Company or Executive, with respect to the interpretation or enforcement of any provision of this Agreement, the prevailing party shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees and disbursements, in connection with such litigation, arbitration or similar proceeding. The Company shall pay prejudgment interest on any money judgment obtained by Executive as a result of such proceedings, calculated at the published commercial interest rate of Seafirst Bank for its best customers, as in effect from time to time from the date that payment should have been made to Executive under this Agreement.

(E)  NOTICES. Any notices required under the terms of this Agreement shall be effective when mailed, postage prepaid, by certified mail and addressed to, in the case of the Company:

Targeted Genetics Corporation
1100 Olive Way, Suite 100
Seattle, WA 98101
Attention: Chief Financial Officer

and to, in the case of Executive:

Barrie J. Carter
1218 - 3rd Avenue N.
Seattle, WA 98109

Either party may designate a different address by giving written notice of change of address in the manner provided above.

(F)  WAIVER; CURE. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach. Any breach of this Agreement may be cured by the breaching party within ten (10) days of the date that such breaching party shall have received written notice of such breach from the party asserting such breach.

(G)  BINDING EFFECT; SUCCESSORS. Subject to the provisions hereof, nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties and assets, or the assignment of this Agreement by the Company in connection with any of the foregoing actions. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, including the successor to all or substantially all of the business or assets of any Subsidiary, division or profit center of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 10(g) shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

(H)  SEPARABILITY. Any provision of this Agreement which is held to be unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The enforceability or invalidity of any provision of this Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(I)  SECTION 409A. This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in the event this Agreement or any compensation or benefit paid to Executive hereunder is deemed to be subject to Section 409A of the Code, Executive and the Company agree to negotiate in good faith to adopt such amendments that are necessary to comply with Section 409A of the Code or to exempt such compensation or benefits from Section 409A of the Code. In addition, to the extent (i) any compensation or benefits to which Executive becomes entitled under this agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such compensation or benefits shall not be made or commence until the date that is six months after the date of Executive’s “separation from service” (or, if earlier, the date of the Executive’s death); provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. During any period compensation or benefits to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on such deferral at a per annum rate equal to the highest rate of interest applicable to six (6)-month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such “separation from service.” Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this section shall be paid to Executive or Executive’s beneficiary, if applicable, in one lump sum.

(J)  GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Washington applicable to contracts made and to be performed therein.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

TARGETED GENETICS CORPORATION

By:	/s/ Jeremy L. Curnock Cook
Jeremy L. Curnock Cook
Title: Chairman of the Board

EXECUTIVE:

By:	/s/ Barrie J. Carter
Barrie J. Carter
Title: Executive Vice President and Chief Scientific Officer

Schedule A

CERTAIN DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Accrued Benefits” means the aggregate of any compensation previously deferred by Executive (together with any accrued interest or earnings thereon), any accrued vacation pay and, in the case of Termination, if the date of Termination occurs after the end of a Fiscal Year for which a bonus is payable to Executive, such bonus, in each case to the extent previously earned and not paid, plus an amount equal to the product of the bonus paid to Executive the prior Fiscal Year and a fraction, the numerator of which is the number of days since the end of the prior Fiscal Year, and the denominator of which is 365. Accrued Benefits payable under this Agreement shall be paid within ten (10) business days following the Executive’s separation from service, provided that any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) shall be paid in accordance with the terms of such deferred compensation.

“Beneficial Owner” and “Beneficial Ownership” have the meanings set forth in Rules 13d-3 and 13d-5 of the General Rules and Regulations promulgated under the Exchange Act.

“Board Change” means that a majority of the seats (other than vacant seats) on the Board have been occupied by individuals who were neither (a) nominated or appointed by a majority of the Incumbent Directors nor (b) nominated or appointed by directors so nominated or appointed.

“Business Combination” means a reorganization, merger or consolidation or sale of substantially all of the assets of the Company.

“Cause” means (a) willful misconduct on the part of Executive that has a materially adverse effect on the Company and its Subsidiaries, taken as a whole, (b) Executive’s engaging in conduct which could reasonably result in his or her conviction of a felony or a crime against the Company or involving substance abuse, fraud or moral turpitude, or which would materially compromise the Company’s reputation, as determined in good faith by a written resolution duly adopted by the affirmative vote of not less than two-thirds of all of the directors who are not employees or officers of the Company, or (c) unreasonable refusal by Executive to perform the duties and responsibilities of his or her position in any material respect. No action, or failure to act, shall be considered willful or unreasonable if it is done by Executive in good faith and with reasonable belief that his or her action or omission was in the best interests of the Company.

“Change in Control” means, and shall be deemed to occur upon the happening of, any one of the following:

(a)  A Board Change; or

(b)  The acquisition (whether directly or indirectly, beneficially or of record) by any Person of (i) fifteen percent (15%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which acquisition is not approved in advance by a majority of the Incumbent Directors; or (ii) thirty-three percent (33%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which acquisition has been approved in advance by a majority of the Incumbent Directors; provided, however, that the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by the Company, or (z) any acquisition by any company pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of the following subsection (c) are satisfied; or

(c)  Approval by the shareholders of the Company of a reorganization, merger or consolidation in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s Common Stock are converted into cash, securities or other property, unless following such reorganization, merger or consolidation (i) at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of common stock of the company resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting securities immediately prior to such reorganization, merger or consolidation, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such company resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty-three percent (33%) or more of the Company’s voting securities) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of the company resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the company resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d)  Approval by the shareholders of the Company of (i) any plan or proposal for liquidation or dissolution of the Company or (ii) any sale, lease, exchange or other transfer in one transaction or a series of transactions of all or substantially all of the assets of the Company other than to a company with respect to which following such sale or other disposition (A) at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting securities immediately prior to such sale or other disposition, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such company and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty-three percent (33%) or more of the Company’s voting securities) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such company were approved by a majority of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means that (a) a person has been incapacitated by bodily injury or physical or mental disease so as to be prevented thereby from performance of his or her duties with the Company for one hundred twenty (120) days in any twelve (12) month period, and (b) such person is disabled for purposes of any and all of the plans or programs of the Company or any Subsidiary that employs Executive under which benefits, compensation or awards are contingent upon a finding of disability. The determination with respect to whether Executive is suffering from such a Disability will be determined by a mutually acceptable physician or, if there is no physician mutually acceptable to the Company and Executive, by a physician selected by the then Dean of the University of Washington Medical School.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excise Tax” means the excise tax, including any interest or penalties thereon, imposed by Section 4999 of the Code.

“Fiscal Year” means the twelve (12) month period ending on December 31 in each year (or such other fiscal year period established by the Board).

“Good Reason” means, without Executive’s express written consent:

(a)  the assignment to Executive of duties, or limitation of Executive’s responsibilities, materially inconsistent with Executive’s duties and responsibilities with the Company or any Subsidiary that employs Executive as such duties and responsibilities existed immediately prior to the date of the Change in Control, or

(b)  failure by the Company to pay in any material respect, or material reduction by the Company of, Executive’s annual base salary, as reflected in the Company’s payroll records for Executive’s last pay period immediately prior to the Change in Control;

(c)  the Company materially reduces Executive’s bonus described in Section 4(A)(i);

(d)  the Company requires that Executive relocate to a distance more than thirty (30) miles from the Company’s present location in Seattle, Washington or such other location where Executive is employed by the Company prior to being asked to relocate; or

(e)  the material breach of any material provision of this Agreement by the Company, including, without limitation, failure by the Company to bind any successor to the Company to the terms and provisions of this Agreement in accordance with Section 9(g) of this Agreement.

To have Good Reason to resign, Executive must first notify the Company in writing of the reason(s) Executive believes Good Reason exists within 90 days of the initial existence thereof and provide (30) days for the Company to cure. The parties intend that this “Good Reason” trigger qualify as an involuntary trigger under Treasury Regulation Section 1.409A-1(n)(2)(i).

“Incumbent Director” means a member of the Board who has been either (a) nominated by a majority of the directors of the Company then in office or (b) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

“Notice of Termination” means a written notice to Executive or to the Company, as the case may be, which shall indicate those specific provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment constituting a Termination, if any, under the provision so indicated.

“Parachute Payment” means any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Code.

“Person” means any individual, entity or group within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of this Agreement) of the Exchange Act.

“Subsidiary” with respect to the Company has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

“Termination” means, following the occurrence of any Change in Control by the Company, (a) the involuntary termination of the employment of Executive for any reason other than death, Disability or for Cause or (b) the termination of employment by Executive for Good Reason.

“Voting Securities” means the voting securities of the Company entitled to vote generally in the election of directors.